Exhibit 4.7

AMENDED AND RESTATED SHAREHOLDER VOTING POWER ENTRUSTMENT AGREEMENT

This Amended and Restated Shareholder Voting Power Entrustment Agreement (this “Agreement”) is made and entered into as of [____] [____], [____] by and among the following parties:

1. Each shareholder listed in Annex 1 (individually and collectively referred to as the “Shareholders”);

2. Lequan Technology (Beijing) Co., Ltd. (the “Wholly-owned Company”);

Registered Address: Room 106, Bungalow 26, South of Xindu East Station, East of Xisanqi, Qinghe West, Haidian District, Beijing

Legal Representative: Chen Xiaoping

3. Beijing Viomi Technology Co., Ltd. (the “Company”);

Registered Address: Middle Section, 2nd Floor, Tower A, Building 3, No.9 Yongfeng Road, Haidian District, Beijing

Legal Representative: Chen Xiaoping

(Each of the above parties is hereinafter referred to as a “Party” and collectively referred to as the “Parties”.)

WHEREAS:

1. The Shareholders are the currently registered shareholders of the Company and hold 100% of the equity interests of the Company;

2. On July 21, 2015, Chen Xiaoping, Liu De, Cao Liping, the Wholly-owned Company and the Company signed the Shareholder Voting Power Entrustment Agreement (the “Original Agreement”). Since the equity structure of the Company has changed after the execution of the Original Agreement, the Parties hereto agree to sign this Agreement based on the changed equity structure of the Company to restate the Original Agreement;

3. The Parties intend to sign the Amended and Restated Equity Pledge Agreement (the “Equity Pledge Agreement”) and the Amended and Restated Exclusive Option Agreement (the “Exclusive Option Agreement”) on the same date as this Agreement;

4. The Shareholders intend to respectively entrust individuals designated by the Wholly-owned Company to exercise all shareholder voting rights they enjoy in the Company, and the Wholly-owned Company intends to designate individuals to accept such entrustment.

After friendly negotiation, the Parties hereby agree as follows:

Article 1 Voting Power Entrustment

1.1 The Shareholders hereby irrevocably authorize the person designated by the Wholly-owned Company from time to time (the “Trustee”) to exercise on their behalf the following rights they enjoy as shareholders of the Company pursuant to the articles of association of the Company then in effect (collectively referred to as the “Entrusted Rights”):

(1) As the agent of the Shareholders, propose to convene and attend the shareholders’ meetings of the Company in accordance with the articles of association of the Company;

(2) Exercise voting rights on all matters requiring discussion and resolution by the shareholders’ meeting on behalf of the Shareholders, including but not limited to appointing and electing directors of the Company and other senior managers appointed and removed by shareholders, selling or transferring all or part of the equity interests of the Shareholders in the Company;

(3) Other shareholder voting rights under the articles of association of the Company (including any other shareholder voting rights stipulated after the amendment of such articles of association).

1.2 The Trustee shall perform the entrusted obligations prudently and diligently in accordance with the law within the scope of authorization specified in this Agreement; the Shareholders hereby recognize and bear corresponding legal liabilities for any legal consequences arising from the exercise of the above Entrusted Rights by the Trustee.

1.3 The Shareholders hereby confirm that the Trustee does not need to obtain the prior consent of the Shareholders when exercising the above Entrusted Rights. However, after any resolution or proposal to convene an extraordinary shareholders’ meeting is made, the Trustee shall promptly inform the Shareholders.

Article 2 Right to Information

2.1 For the purpose of exercising the Entrusted Rights under this Agreement, the Trustee shall have the right to understand various relevant information of the Company including operation, business, customers, finance, employees, etc., and inspect relevant materials of the Company, and the Company shall provide full cooperation thereto.

Article 3 Exercise of Entrusted Rights

3.1 The Shareholders shall provide full assistance for the Trustee to exercise the Entrusted Rights, including timely signing the shareholders’ resolutions or other relevant legal documents already made by the Trustee when necessary (e.g., to meet the requirements of submitting documents for approval, registration and filing by government departments).

3.2 If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights under this Agreement cannot be realized for any reason (except for breach of contract by the Shareholders or the Company), the Parties shall immediately seek an alternative plan closest to the unrealizable provisions, and sign supplementary agreements to modify or adjust the terms of this Agreement when necessary to ensure that the purpose of this Agreement can continue to be realized.

Article 4 Exemption and Indemnification

4.1 The Parties confirm that under no circumstances shall the Wholly-owned Company be required to bear any liability or make any economic or other compensation to other Parties or any third party for the exercise of the Entrusted Rights under this Agreement by the individuals designated by it.

4.2 The Shareholders and the Company agree to indemnify the Wholly-owned Company against all losses suffered or may be suffered by it due to the designation of the Trustee to exercise the Entrusted Rights and keep it harmless, including but not limited to any losses arising from any litigation, recovery, arbitration, claim filed by any third party against it or administrative investigation and punishment by government authorities. However, losses caused by the intentional or gross negligence of the Trustee shall not be covered by such indemnification.

Article 5 Representations and Warranties

5.1 Each Shareholder hereby individually represents and warrants as follows:

5.1.1 It has full and independent legal status and legal capacity, has obtained proper authorization to sign, deliver and perform this Agreement, and may independently act as a party to litigation.

5.1.2 It has full power and authority to sign and deliver this Agreement and all other documents related to the transactions described herein that it will sign, and has full power and authority to complete the transactions described herein. This Agreement has been legally and properly signed and delivered by it. This Agreement constitutes its legal and binding obligation and may be enforced against it in accordance with the terms hereof.

5.1.3 It is the registered and legal shareholder of the Company when this Agreement takes effect. Except for the rights set forth in this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement signed by the Shareholders, the Company and the Wholly-owned Company, there are no third-party rights on the Entrusted Rights. Pursuant to this Agreement, the Trustee may fully and adequately exercise the Entrusted Rights in accordance with the articles of association of the Company then in effect.

5.2 The Wholly-owned Company and the Company hereby individually represent and warrant as follows:

5.2.1 It is a limited liability company duly registered and legally existing under the laws of its place of registration, with independent legal person status; it has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and may independently act as a party to litigation.

5.2.2 It has full internal corporate power and authority to sign and deliver this Agreement and all other documents related to the transactions described herein that it will sign, and has full power and authority to complete the transactions described herein.

5.3 The Company further represents and warrants as follows:

5.3.1 The Shareholders are the registered and legal shareholders of the Company when this Agreement takes effect. Except for the rights set forth in this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement signed by the Shareholders, the Company and the Wholly-owned Company, there are no third-party rights on the Entrusted Rights. Pursuant to this Agreement, the Trustee may fully and adequately exercise the Entrusted Rights in accordance with the articles of association of the Company then in effect.

Article 6 Term of Agreement

6.1 This Agreement shall take effect on the date of formal signature by the Parties; this Agreement shall remain in effect unless the Parties agree to terminate it in writing in advance.

6.2 If any Party among the Shareholders transfers all its equity interests in the Company with the prior consent of the Wholly-owned Company, such Party shall no longer be a party hereto, but the obligations and commitments of other Parties under this Agreement shall not be adversely affected thereby.

Article 7 Notices

7.1 Any notice, request, demand and other communications required by or made pursuant to this Agreement shall be delivered to the relevant Party in writing.

7.2 The above notices or other communications shall be deemed served upon dispatch if sent by fax or telex; if delivered in person, upon personal delivery; if sent by mail, five (5) days after posting.

Article 8 Confidentiality Obligations

8.1 Regardless of whether this Agreement has been terminated, the Parties shall keep strictly confidential all confidential information, proprietary information, customer information and other information of a confidential nature obtained by them in the course of concluding and performing this Agreement (collectively referred to as “Confidential Information”). Except with the prior written consent of the disclosing Party of the Confidential Information or as required by relevant laws and regulations or the listing place of a Party’s affiliated company, the receiving Party of the Confidential Information shall not disclose any Confidential Information to any other third party; the receiving Party of the Confidential Information shall not use or indirectly use any Confidential Information except for the purpose of performing this Agreement.

8.2 The following information shall not constitute Confidential Information:

(a) Any information that the receiving Party has previously lawfully obtained with written evidence;

(b) Information that enters the public domain not due to the fault of the receiving Party; or

(c) Information lawfully obtained by the receiving Party from other sources after receiving the information.

8.3 The receiving Party may disclose Confidential Information to its relevant employees, agents or professional advisors engaged by it, provided that the receiving Party shall ensure that such persons comply with the relevant terms and conditions of this Agreement and bear any liability arising from the breach of such terms and conditions by such persons.

8.4 Notwithstanding other provisions of this Agreement, the validity of the provisions of this Article shall not be affected by the termination of this Agreement.

Article 9 Liability for Breach of Agreement

9.1 The Parties agree and confirm that if any Party (the “Breaching Party”) materially breaches any agreement made under this Agreement, or materially fails to perform or delays performing any obligation under this Agreement, it shall constitute a breach of this Agreement (the “Breach”). Any other non-breaching Party (the “Non-breaching Party”) shall have the right to require the Breaching Party to remedy or take remedial measures within a reasonable period. If the Breaching Party fails to remedy or take remedial measures within a reasonable period or within ten (10) days after the other Party sends a written notice to the Breaching Party and requests remedy:

9.1.1 If any Shareholder or the Company is the Breaching Party, the Wholly-owned Company shall have the right to terminate this Agreement and claim damages from the Breaching Party;

9.1.2 If the Wholly-owned Company is the Breaching Party, the Non-breaching Party shall have the right to claim damages from the Breaching Party, but unless otherwise provided by law, it shall not have any right to terminate or rescind this Agreement under any circumstances.

9.2 Notwithstanding other provisions of this Agreement, the validity of the provisions of this Article shall not be affected by the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1 This Agreement is made in Chinese in four (4) original copies, each Party hereto holding one (1) copy.

10.2 The conclusion, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

10.3 Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. If the Parties fail to reach an agreement within thirty (30) days after the dispute arises, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Beijing and the arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties hereto.

10.4 Any rights, powers and remedies granted to the Parties by any clause of this Agreement shall not exclude any other rights, powers or remedies enjoyed by such Party in accordance with the provisions of law and other clauses of this Agreement, and the exercise of any rights, powers and remedies by a Party shall not exclude the exercise of other rights, powers and remedies enjoyed by it.

10.5 A Party’s failure or delay in exercising any rights, powers and remedies it enjoys under this Agreement or by law (the “Such Rights”) shall not constitute a waiver of such Rights, and the waiver of any single or part of such Rights by a Party shall not exclude the exercise of such Rights by other means and the exercise of other Rights of such Party.

10.6 The headings of each article of this Agreement are for convenience of reference only and shall not be used or affect the interpretation of the provisions of this Agreement under any circumstances.

10.7 Each clause of this Agreement is severable and independent of every other clause. If any clause or clauses of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the other clauses of this Agreement shall not be affected thereby.

10.8 Any modification or supplement to this Agreement must be made in writing and shall take effect after being duly signed by all Parties hereto.

10.9 No Party may assign any of its rights and/or obligations under this Agreement to any third party without the prior written consent of other Parties.

10.10 This Agreement supersedes any other written or oral agreements reached by the Parties previously in connection with the matters stipulated herein, including but not limited to the Original Agreement, and constitutes the entire agreement between the Parties.

10.11 This Agreement shall be binding on the legal successors of the Parties.

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SIGNATURE PAGE TO THE AMENDED AND RESTATED SHAREHOLDER VOTING POWER ENTRUSTMENT AGREEMENT

IN WITNESS WHEREOF, this Amended and Restated Shareholder Voting Power Entrustment Agreement has been signed by the Parties on the date first written above.

Chen Xiaoping

Signature:

SIGNATURE PAGE TO THE AMENDED AND RESTATED SHAREHOLDER VOTING POWER ENTRUSTMENT AGREEMENT

IN WITNESS WHEREOF, this Amended and Restated Shareholder Voting Power Entrustment Agreement has been signed by the Parties on the date first written above.

Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership) (Seal)

Signature:
Name:	Chen Xiaoping
Title:	Executive Partner

SIGNATURE PAGE TO THE AMENDED AND RESTATED SHAREHOLDER VOTING POWER ENTRUSTMENT AGREEMENT

IN WITNESS WHEREOF, this Amended and Restated Shareholder Voting Power Entrustment Agreement has been signed by the Parties on the date first written above.

Lequan Technology (Beijing) Co., Ltd. (Seal)

Signature:
Name:	Chen Xiaoping
Title:	Legal Representative

Beijing Viomi Technology Co., Ltd. (Seal)

Signature:
Name:	Chen Xiaoping
Title:	Legal Representative

Annex 1

Basic Information of the Company

Company Name: Beijing Viomi Technology Co., Ltd.

Registered Address: Middle Section, 2nd Floor, Tower A, Building 3, No.9 Yongfeng Road, Haidian District, Beijing

Registered Capital: RMB 1,000,000

Legal Representative: Chen Xiaoping

Shareholder Name	Capital Contribution (CNY)	Ratio	ID No./Unified Credit Code
Chen Xiaoping	990,000	99%	******
Zhuhai Yungui Enterprise Management Consulting Partnership (LP)	10,000	1%	91440300MA5FRBGX9W
Total	1,000,000	100%	-